E-Filed

Colorado Secretary of State
Date and Time: 03/04/2010 05:38 PM
ID Number: 20051477084

Document number: 20101135408
Amount Paid: $25.00

Document processing fee
If document is filed on paper $125.00
If document is filed electronically **$ 25.00**
Fees & forms/cover sheets are subject to change.
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.
Paper documents must be typewritten or machine printed.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20051477084

1. Entity name: YummyFlies.com, Inc
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable) Yummy Flies, Inc.

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:
☐ "bank" or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ____________________ *(mm/dd/yyyy)*

OR

If the corporation's period of duration as amended is perpetual, mark this box: ☑

7. *(Optional)* Delayed effective date: ____________________ *(mm/dd/yyyy)*

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Telsey	Andrew	I.	
(Last)	*(First)*	*(Middle)*	*(Suffix)*

12835 E. Arapahoe Road
(Street name and number or Post Office information)
Tower One, Penthouse #803

Centennial	CO	80112
(City)	*(State)*	*(Postal/Zip Code)*
	United States	
(Province – if applicable)	*(Country – if not US)*	

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ *and include an attachment stating the name and address of such individuals.)*

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Click the following links to view attachments

Attachment 1
Additional Provisions

EXHIBIT "A"

ATTACHMENT TO AMENDED ARTICLES OF INCORPORATION OF YUMMYFLIES.COM, INC.

AMENDMENT TO ARTICLE 1:

Article 1 of the Articles of Incorporation is hereby amended to change the name of the corporation to: YUMMY FLIES, INC.

AMENDMENT TO ARTICLE 12:

Article 12 of the Articles of Incorporation is hereby deleted in its entirety and the following Article 12 inserted in its place and stead:

> The total number of shares which the corporation shall have authority to issue is 100,000,000 which shall be designated as Common Stock, $.001 par value per share.
>
> The holders of the Common Shares shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting groups or groups may hereafter be established in accordance with the Colorado Business Corporation Act, and shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.
>
> Cumulative voting shall not be permitted in the election of directors or otherwise.

OPTIONAL ADDITIONAL INFORMATION:

The Articles of Incorporation as filed with the Colorado Secretary of State on December 26, 2005 is hereby amended to include the following provisions:

A. Except as the bylaws adopted by the shareholders may provide for a greater quorum requirement, a majority of the votes entitled to be cast on any matter by each voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter at any meeting of shareholders. Except as bylaws adopted by the shareholders may provide for a greater voting requirement and except as is otherwise provided by the Colorado Business Corporation Act, with respect to action on amendment to these Articles of Incorporation, on a plan of merger or share exchange, on the disposition of substantially all of the property of the corporation, on the granting of consent to the disposition of property by an entity controlled by the corporation, and on the dissolution of the corporation, action on a matter other than the election of directors is approved if a quorum exists and if the votes cast favoring the action exceed the votes cast opposing the action. Any bylaw adding, changing, or deleting a greater quorum or voting requirement for shareholders shall meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever are greater.

B. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent (or counterparts thereof) that sets forth the action so taken is signed by shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote on such action were present and voted.

Such consent shall have the same force and effect as a unanimous vote of the shareholders and may be stated as such in any document. Action taken under this Section 13.D. is effective as of the date the last writing necessary to effect the action is received by the corporation, unless all of the writing specify a different effective date, in which case such specified date shall be the effective date for such action. If any shareholder revokes his consent as provided for herein prior to what would otherwise be the effective date, the action proposed in the consent shall be invalid. The record date for determining shareholders entitled to take action without a meeting is the date the corporation first receives a writing upon which the action is taken.

Any shareholder who has signed a writing describing and consenting to action taken pursuant to this Section 13.D. may revoke such consent by a writing signed by the shareholder describing the action and stating that the shareholder's prior consent thereto is revoked, if such writing is received by the corporation before the effectiveness of the action.

C. The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

(a) **Conflicting Interest Transactions**. As used in this paragraph, "conflicting interest transactions" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose, if: (a) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than quorum; or (b) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (c) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

(b) **Loans and Guarantees for the Benefit of Directors**. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to

a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this subparagraph B are in addition to, and not in substitution for, the provisions of subparagraph A of this Article.

(c) **Indemnification**. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

(d) **Limitation on Director's Liability**. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for beach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes § 7-106-401 or the Articles of Incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes § 7-108-401, provided that the personal liability of a director in this circumstances shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes § 7-106-401 or the Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

(e) **Negation of Equitable Interests in Shares or Rights**. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes § 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant

to Colorado Revised Statutes § 7-107-204 or any similar applicable law, he shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes § 7-113-101(1), of any right he may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.